NEITHER THIS BRIDGE NOTE NOR THE SHARES ISSUABLE IN RELATION TO
   THIS BRIDGE NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAW. THIS BRIDGE NOTE AND ANY INTEREST HEREIN MAY BE OFFERED, TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE, AND ONLY IN STRICT COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND REGULATIONS.



                               SWING-N-SLIDE CORP.
                                   BRIDGE NOTE



   $2,500,000                                                  March 13, 1997


             FOR VALUE RECEIVED, the undersigned ("Maker") hereby promises to pay to the order of GreenGrass Holdings ("Payee"), without setoff or counterclaim, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), payable on December 31, 1997 or such earlier time as Maker shall have received the proceeds of the Right Shares and Payee shall have purchased the Remaining Rights Shares pursuant to Section 1.7 of that certain Investment Agreement dated even date herewith between Maker and Payee (the "Investment Agreement").

             The unpaid principal balance hereof shall bear interest at a fixed rate equal to Thirteen and One Half percent (13-1/2%) per annum. Interest shall be payable at maturity and, upon a Default (as defined herein), on the first day of each month thereafter. Interest shall be paid by the issuance to Payee of a number of shares of common stock, par value $.01 per share, of Maker equal to the quotient of the amount of unpaid interest accrued as of each such interest payment date divided by the Final Calculated Price (as defined in that certain Warrant, dated the date hereof, for 50,000 shares of Common Stock granted to Payee pursuant to the Investment Agreement), except that if Maker is not legally permitted to issue its common stock, interest shall be payable in lawful money of the United States of America. Interest shall be calculated for the actual number of days elapsed, using a daily rate determined by dividing the annual rate by 360. All principal, interest and other amounts unpaid after Default shall bear interest, payable on demand, computed at a rate equal to 4% per annum plus the rate otherwise payable hereunder. All amounts of principal payable on this Note shall be payable in lawful money of the United States of America and shall ONLY be payable from the proceeds of the Rights Offering and/or the proceeds of the purchase by Payee of the Remaining Rights Shares pursuant to the Investment Agreement and Maker shall not make principal payments to Payee from any other source.

             Without affecting the liability of any maker, indorser, surety or guarantor, the holder may, from time to time and without notice, renew or extend the time for payment, accept partial payments.

             Maker covenants and agrees that the shares of Maker common stock issuable to Payee under this Note shall be, upon issuance, duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges. Maker further covenants and agrees that until this Note is paid in full, Maker will at all times have authorized, and reserved for the purpose of issue hereunder, a sufficient number of shares of its common stock to provide for the interest payments hereunder. All shares of Maker common stock issued under this Note shall be entitled to the benefits of the Amended and Restated Registration Rights Agreement dated the date hereof between Maker and Payee.

             Maker covenants and agrees that it will list the shares of its common stock issuable hereunder on the American Stock Exchange in accordance with and to the extent permitted by the Securities Act of 1933, as amended, any applicable state securities laws and the rules and regulations of the American Stock Exchange.

             Maker agrees that the shares issued hereunder shall be deemed to be issued to the Payee as the record owner of such shares as of the close of business on the interest payment day on which such shares are issued. Subject to Maker's Certificate of Incorporation, certificates for the shares of common stock so issued hereunder shall be delivered to Payee within a reasonable time, not exceeding ten (10) days after such shares have been issued hereunder. The issuance hereunder of certificates for shares of common stock of Maker shall be made without charge to the Payee for any issuance tax in respect thereof.

             If any payment is not made when due (a "Designated Default"), the unpaid balance of this Note shall, at the option of the holder and without notice or demand, mature and become immediately payable. The unpaid balance shall automatically mature and become immediately payable in the event Maker, any surety, indorser or guarantor becomes the subject of bankruptcy or other insolvency proceeding (a "Bankruptcy Default" and, together with a Designated Default, a "Default"). Payee's receipt of any payment after the occurrence of a Default shall not constitute a waiver of such Default or of any of Payee's rights and remedies.

             The Maker and any indorsers, sureties or guarantors waive presentment, demand, notice of dishonor and protest, and agree to pay all costs of collection, before and after judgment, including reasonable attorneys' fees and legal expenses.

             This Note constitutes the Bridge Note issued under the Investment Agreement to which reference is made above and is subject in all respects to the terms and conditions set forth therein. All capitalized terms not defined herein shall have the meaning assigned to them in the Investment Agreement.

             This Note is governed by the internal laws of the State of Delaware, except to the extent superseded by federal law.

                                 SWING-N-SLIDE CORP.


                                 By:  /s/ Richard G. Mueller, President
                                      Richard G. Mueller, President

   [CORPORATE SEAL]
                                 Attest:
                                 Title: